Exhibit 99.1

NEWS RELEASE
BIO-key International, Inc. Jay Meier 651-789-6116

BIO-key® International Inc.
Reports Profitable Fourth Quarter and Full Fiscal Year 2012

Wall, NJ, April 1, 2013 – BIO-key International, Inc. (OTCBB: BKYI), a global leader in fingerprint biometric identification solutions, advanced mobile credentialing and identity verification technologies, today reported financial results for the fourth quarter and full year ended December 31, 2012.

Total revenue for the three months ended December 31, 2012 was $1,482,835 compared to $545,451 for the same period last year, an increase of 172%. This increase is directly related to orders for new business including expanded services and technologies for several hospitals, reaching agreements with two blood centers to install BIO-key’s TruDonor ID and sales developed through growing OEM relationships.

Gross profit and gross profit margin for the three months ended December 31, 2012 were $1,333,583 and 90%, respectively, as compared to $353,325 and 65%, respectively, for the three months ending December 31, 2011. The increase in gross profit percentage was driven primarily by increased core license revenues and decreased third party hardware sales and associated higher costs of goods sold.

Operating expenses for the three months ended December 31, 2012 were approximately $842,000, a decrease of 36% as compared to operating expenses of approximately $1,324,000 for the same period in 2011. This decrease was driven by reversal of bad debt expense and reduced R&D consulting expenses, offset by increased commission related to increased revenue, and the legal and settlement fees related to the alleged patent infringement suit.

Operating income for the period ended December 31, 2012 was $491,967 compared to an operating loss of ($970,590) for the same period in 2011. Total net income for the fourth quarter of 2012 was $485,797 compared to a net loss of ($1,003,286) for the comparable 2011 period.

Michael DePasquale, BIO-key’s Chief Executive Officer stated “The Fourth Quarter of 2012 was strong and representative of the model we are building. We grew revenue from a diversified customer base, while keeping expenses in line, driving profitability in both the Quarter and Fiscal Year 2012. It was a milestone for us and we are proud of what we accomplished in Fiscal 2012.”

Full Year Comparisons

Total revenue for the year ended December 31, 2012 was approximately $3.8 million compared to approximately $3.5 million for the year ended December 31, 2011, an increase of 9%. Driving this increase was a higher core license sales, offset with lower third party hardware sales which has a higher cost of goods sold.

Gross profit and gross profit margins for the year ended December 31, 2012 were approximately $3.3 million and 85% respectively, as compared to approximately $2.7 million and 77% respectively, for the year ended December 31, 2011. The increase in gross profit margin is directly attributable to higher licensing fees as a percentage of net sales for the comparable period.

Operating expenses for the year ended December 31, 2012 were approximately $3.2 million, a decrease of 22 % as compared to operating expenses of $4.2 million for the same period in 2011. Adjusting for bad debt expense in both years and the patent infringement legal and settlement charges in 2012, the normalized decrease is 10%.

The Company reported an operating profit of $27,886 compared to an operating loss of approximately ($1.45 million) for the periods ended December 31, 2012 and December 31, 2011, respectively. BIO-key’s net income for the year ended December 31, 2012 was $3,267 compared to net loss of approximately ($1.9 million) for the same period in 2011.

Highlights for the fourth quarter and Full Fiscal Year included the following:

Q4 2012 Highlights

●	Received orders in excess of $1 million from healthcare and blood center customers in the fourth quarter.

●	Completed the installation and delivery of our technology for a large scale international biometric identification project.

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Launched integration efforts into Allscripts Professional EHR. Pro EHR provides small to midsize healthcare organizations with electronic health records management solutions and has the largest marketshare of the Allscripts EHR solution offerings.

●	Initiated relationship discussions with InterDigital Communications Inc. leading to completion of R&D collaboration agreement as well as investment in BIO-key in the first quarter of 2013.

2012 Full Year Highlights

●	Awarded contract to provide the Provincial Government of British Columbia Department of Corrections with fingerprint biometric authentication solutions for inmates seeking to access personnel records.

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IBM produced an IBM Redguide;

“BIO-key Biometric Service Provider for IBM Security” Redguide is the go-to resource for IBM sales and support technicians seeking innovative customer solutions. IBM distributed the Redguide to thousands of IBMers and hosts the guide on the IBM website.

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IBM reseller Dancom installed BIO-key technology which is currently integrated into the IBM TAM and ISAM ESSO platforms to provide fingerprint biometric authentication solutions for Aeon Credit Services.

●	BIO-key’s biometric algorithm achieved top scores for accuracy during the most recent evaluation conducted within the National Institute of Standards and Technologies (NIST) PFT II testing suite.

●	BIO-key was awarded three new blood center contracts; expanding our national footprint to include six blood centers and over three million blood donor identification licenses.

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Purchase orders for continued rollouts at LexisNexis, Identimetrics, Solfed, Team Praxis, Union Pacific, Davlong, Medflow, Robinson Memorial Hospital, Muskingum Valley Health Center, Children’s Medical Center of Dayton, Nationwide Children’s Hospital, McKesson, NCR and AT&T.

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BIO-key was issued US Patent No 8,214,652 for the Company’s “Biometric Identification Network Security,” an expanded method of network and related network authentication security systems utilizing hardware based support for encryption and key management for authentication purposes.

DePasquale continued, “We believe that the marketplace for biometrics, including Mobile Credentialing and Payments, is finally emerging and that we have strategically positioned the company to capitalize on this opportunity.  In line with our objectives we’ve hired strategic development personnel, as well as additional technical support staff to prepare for the next phase of growth.   Although the landscape is improving we recognize that the growth of our company and the growth of the entire biometric industry will be choppy and unpredictable for the foreseeable future. In line with this for 2013 we have set three primary goals; First, we remain committed to growing the Company by developing new partnerships in the Mobility, Healthcare and Services markets as we are starting to witness the benefit of our leveraged sales model.  Also, the Company will continue to forward existing strategic relationships and provide ongoing support to our customers.  Second, as much as possible, we intend to smooth the volatility of our business to enhance shareholder value, within an emerging and rapidly changing landscape.   Our third objective, which we have already taken the first step towards delivering, is to ultimately drive shareholder equity through positive cash flow and more consistent bottom line profitability.”

Conference Call Details

BIO-key has scheduled a call for Monday April 1, 2013 at 10:00 a.m. Eastern Time to discuss 2012 fourth quarter and year end results. To access the conference call live, dial 800-860-2442 (international: 412-858-4600) and ask for the BIO-key call at least 10 minutes prior to the start time.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com. A streaming audio replay of the conference call will be available through April 29, 2013 and may be accessed by dialing 877-344-7529 (international: 412-317-0088) and using the pass code 10026640#.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

© Copyright 2013 by BIO-key International, Inc.